EXHIBIT 99.1
UNIVERSAL HEALTH REALTY INCOME TRUST	Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE

CONTACT: Cheryl K. Ramagano	July 17, 2003
Vice President & Treasurer

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS SECOND QUARTER EARNINGS AND NEW INVESTMENT

Universal Health Realty Income Trust (NYSE:UHT) announced today that for the quarter ended June 30, 2003 net income was $5,315,000 or $.45 per diluted share compared to $5,179,000 or $.44 per diluted share for the same period in the prior year. Funds from operations (FFO) increased 3.5% to $7,459,000 compared to $7,204,000 for the same period in the prior year. On a per diluted share basis for the quarter ended June 30, 2003 FFO were $.63 compared to $.61 for the same period in the prior year.

For the six month period ended June 30, 2003, net income per diluted share was $.93 including a $.03 net gain on a LLC’s sale of real property compared to $.98 including a $.10 gain on a LLC’s sale of real property for the same period in the prior year. For the six month period ended June 30, 2003 FFO per diluted share were $1.26 compared to $1.22 for the same period in the prior year.

At June 30, 2003, the Trust’s shareholders’ equity was $148.9 million and the Trust’s liabilities for borrowed funds was $29.8 million resulting in a debt to total capitalization ratio of 17%. The second quarter dividend of $.49 per share was paid on June 30, 2003 and represents a dividend payout of 78% of FFO.

Subsequent to the end of the second quarter the Trust invested approximately $9 million in a limited liability company that simultaneously purchased three medical office buildings on the campus of Valley Hospital Medical Center in Las Vegas, Nevada. These buildings contain approximately 109,000 rentable square feet and are 100% leased.

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. The Trust has forty-three investments in fifteen states.

Funds from operations (“FFO”), is a widely recognized measure of REIT performance. Although FFO is a non-GAAP (generally accepted accounting principles) financial measure, the Trust believes that information regarding FFO is helpful to shareholders and potential investors. The Trust computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than the Trust. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP, as an indication of the Trust’s financial performance or to be an alternative to cash flow from operating activities determined in accordance with GAAP, as a measure of the Trust’s liquidity, nor is it indicative of funds available for the Trust’s cash needs, including its ability to make cash distributions to shareholders.

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Universal Health Realty Income Trust

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	June 30, 2003	December 31, 2002
Assets:
Real Estate Investments:
Buildings and improvements	$160,019	$159,767
Accumulated depreciation	(50,012)	(47,810)

	110,007	111,957
Land	22,929	22,929

Net Real Estate Investments	132,936	134,886

Investments in limited liability companies (“LLCs”)	49,045	48,314
Other Assets:
Cash	569	598
Bonus rent receivable from UHS	1,157	1,101
Rent receivable from non-related parties	84	137
Deferred charges and other assets, net	561	81

	$184,352	$185,117

Liabilities and Shareholders’ Equity:
Liabilities:
Bank borrowings	$29,843	$30,493
Accrued interest	243	282
Accrued expenses and other liabilities	1,764	1,761
Fair value of derivative instrument	3,171	3,233
Tenant reserves, escrows, deposits and prepaid rents	360	446
Minority interest	44	40
Shareholders’ Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none outstanding	—	—
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2003 – 11,712,933; 2002 – 11,698,163	117	117
Capital in excess of par value	185,124	184,772
Cumulative net income	207,643	196,658
Accumulated other comprehensive loss	(2,892)	(3,033)
Cumulative dividends	(241,065)	(229,652)

Total Shareholders’ Equity	148,927	148,862

	$184,352	$185,117

Universal Health Realty Income Trust

Statements of Income

For the Three and Six Months Ended June 30, 2003 and 2002

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Base rental – UHS facilities	$3,183	$3,253	$6,436	$6,506
Base rental, tenant reimbursements and other – Non-related parties	2,678	2,877	5,410	5,757
Bonus rental – UHS facilities	1,157	1,034	2,365	2,027

	7,018	7,164	14,211	14,290

Expenses:
Depreciation & amortization	1,130	1,107	2,242	2,216
Interest expense	590	615	1,175	1,236
Advisory fees to UHS	362	343	712	686
Other operating expenses	819	786	1,646	1,612
Loss on derivatives	44	19	79	7

	2,945	2,870	5,854	5,757

Income before equity in limited liability companies (“LLCs”)	4,073	4,294	8,357	8,533
Equity in income of LLCs (including gain on sale of real property of $365 in first quarter of 2003 and $1,179 in first quarter of 2002)	1,242	885	2,628	2,924

Net income	$5,315	$5,179	$10,985	$11,457

Net income per share – Basic	$0.45	$0.44	$0.94	$0.98

Net income per share – Diluted	$0.45	$0.44	$0.93	$0.98

Weighted average number of shares outstanding – (Basic)	11,708	11,685	11,704	11,682
Weighted average number of share equivalents	67	59	66	58

Weighted average number of shares and equivalents – (Diluted)	11,775	11,744	11,770	11,740

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net income	$5,315	$5,179	$10,985	$11,457
Plus: Depreciation expense:
Consolidated investments	1,103	1,094	2,202	2,190
Unconsolidated affiliates	997	912	1,983	1,812
Less: Gain on LLC’s sale of real property	0	0	(365)	(1,179)
Loss on derivatives	44	19	79	7

Funds from operations (FFO)	$7,459	$7,204	$14,884	$14,287

Funds from operations (FFO) per share – Basic	$0.64	$0.62	$1.27	$1.22

Funds from operations (FFO) per share – Diluted	$0.63	$0.61	$1.26	$1.22

Dividend paid per share	$0.490	$0.480	$0.975	$0.955